Exhibit 10.1

Exhibit Includes Redactions

Certain information identified with brackets ([***]) has been excluded from this exhibit in accordance with Item 601(b) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 18, 2024, is entered into by and among RUB Aluminium s.r.o., Id - No: 24293385, with its registered seat at Tišice – Chrást, Všeteská 307, 277 15, Czech Republic, registered in the Commercial Register by the Municipal Court in Prague, Section C, Insert 193727, a Czech corporation (“Seller”), Optex Systems, Inc., with its principal place of business at 1420 Presidential Drive, Richardson, Texas, 75081, a Delaware corporation (“Buyer”), and, solely for purpose of the provision on the signature page hereto, Mikrometal s.r.o., Id - No: 18622682, with its registered seat at Ukrajinská 728/2, Vršovice, 101 00 Prague 10, Czech Republic, registered in the Commercial Register by the Municipal Court in Prague, Section C, Insert 4305, a Czech corporation. Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller is engaged in the business of developing, manufacturing, marketing and distributing the Speedtracker Mach radar systems, which are primarily used for firearm projectile speed detection, measuring and tracking (collectively, the “Mach Products”), and associated products and accessories, including adapters (such products and accessories, collectively with the Mach Products, the “Products”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Restricted Business (defined below), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with the firearms and shooting market and military sales (such market and sales, the “Restricted Business”) (collectively, the “Purchased Assets”), including the following:

(a) the assets identified on Section 1.01(a) of the disclosure schedules attached hereto (such devices, the “Tangible Personal Property” and such schedules, the “Disclosure Schedules”);

(b) all Contracts (the “Assigned Contracts”), if any, and a list containing all relevant information (including contact information) on the Seller’s current business partners and suppliers set forth on Section 1.01(b) of the disclosure schedules attached hereto. The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, join ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

(c) an exclusive, worldwide right to use the patent containing German patent number DE102019108741A1 (Rauschunterdrückungsvorrichtung für elektromagnetische Messsysteme, Radarmesssysteme und Verwendung desselben, owned by Dr. Dieter Girlich, Mikrometal s.r.o., and indie Semiconductor FFO GmbH (formerly Silicon Radar GmbH) (the “Patent”) for the remaining useful life of the Patent for the purpose of developing, manufacturing, marketing and distributing the Products in connection with the Restricted Business (i.e. only in relation to firearm projectile speed detection, measuring and tracking, firearms and shooting market and military sales), and hereby covenants and agrees that it shall not grant a license to any other party for the purpose of developing, manufacturing, marketing or distributing the Product in connection with the Restricted Business. Notwithstanding anything to the contrary herein, the Buyer shall have the right to (i) sublicense the Patent to another party to manufacture, use and/or sell the Product in the Restricted Business and (ii) at its own expense, prosecute infringers of the Patent in connection with the Restricted Business in its own name and to retain any damages recovered.

(d) all rights to inventions, copyrights, trademarks and other source indicia (together with the goodwill symbolized by the commercial use thereof), trade secrets, proprietary information, know-how, technical data, and other intellectual property rights, in each case whether or not registered, and including applications for the grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may subsist anywhere in the world, with respect to the Restricted Business (together with the Patent, the “Intellectual Property”), except that (i) the right to use the Patent for purposes other than in connection with the Restricted Business (i.e. other than in relation to firearm projectile speed detection, measuring and tracking, firearms and shooting market and military sales) is not part of the Purchased Assets and Buyer acknowledges that Seller will continue to use the Patent in the development, manufacturing and sale of products for speed tracking and measuring outside of the Restricted Business (ii) Seller may retain one copy of all documentation relating to Intellectual Property for the exclusive purposes of fulfilling its obligations to Buyer under the Contract Manufacturing Agreement;

(e) all ideas, concepts, inventions, processes, methods, devices, articles of manufacture, technology, know-how and data; protocols, research, procedures; process documentation; formulas and patterns; educational, research and development plans; blueprints, drawings, designs, specifications, algorithms, software, hardware and equipment; confidential business information, including technical information, financial information, customer lists, marketing plans, research, designs, plans, methods, techniques, and processes, computer software programs and applications, in both source and object code form; technical documentation of software programs; statistical models, supplier lists, email lists, databases, and data; and any and all other intellectual property, and all enhancements and improvements thereto; all with respect to the Restricted Business (the “Proprietary Information”), except that Seller may retain one copy of all documentation relating to Proprietary Information for the exclusive purposes of fulfilling its obligations to Buyer under the Contract Manufacturing Agreement;

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(f) originals or, where not available, copies, of all books and records, including supply chain agreements and documentation, books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and

(g) all goodwill and the going concern value of the Purchased Assets and the Restricted Business.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights which do not relate to, or are not used or held for use in connection with, the Restricted Business or specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all Liabilities in respect of the Assigned Contracts, if any, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Seller on or prior to the Closing. For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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Section 1.04 Purchase Price and Payment.

(a) The aggregate purchase price for the Purchased Assets (the “Purchase Price”), shall consist of the sum of (i) USD 1,000,000 to be paid at Closing (the “Closing Payment”), plus (ii) the assumption of the Assumed Liabilities, if any, plus (iii) USD [***]for the release of the Mach5 PRO Product prototype if any, to be paid if, as and when specified in Section 1.04(b), plus (iv) the Earn Out Amount, if any, to be paid if, as and when specified in Section 1.04(c).

(b) USD [***]shall be paid on [***]if and only if on or prior to such date 10 units of the Mach5 PRO Product prototype have been successfully delivered to the Buyer.

(c) USD 238,000 (the “Earn Out Amount”) shall be paid if and only if cumulative sales of Mach 4, Mach 4+, and Mach5 PRO Products, and/or material kits for these products, made under the Contract Manufacturing Agreement or otherwise made by or for Buyer, equal or exceed [***] units during the [***] ([***]) calendar months beginning on the Closing Date, with any such payment required to be made within five (5) business days following the day on which it is finally determined in accordance with Section 1.04(e) hereof that the applicable sales threshold has been achieved (such day, the “Determination Date”).

(d) Buyer shall pay the Purchase Price by wire transfer to Seller of immediately available funds in accordance with the wire transfer instructions set forth on Section 1.04 of the Disclosure Schedules.

(e) Buyer shall, on a periodic basis, but no less than quarterly, ensure that the Seller is provided with sales figures sufficient to permit Seller to determine whether the earn-out threshold in Section 1.04(c) has been met (such threshold, the “Sales Threshold”). The Buyer is obliged to ensure that the relevant sales figures and determination whether the Sales Threshold has been met is provided by the Buyer’s certified public accountant (“CPA”) who shall have previously been approved by the Seller in writing. If the CPA fails to provide such sales figures on at least a quarterly basis, and Buyer fails to cure such failure within 10 business days after a written request by Seller addressed to Buyer, it shall constitute a material breach of this Agreement by Buyer, and Seller may seek any legal or equitable remedies available to it, subject to the obligation to submit the matter to arbitration in accordance with Section 7.08(b).

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Section 1.05 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.05 of the Disclosure Schedules (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and any corresponding provision of state, local and non-US Tax laws. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule.

Section 1.06 Withholding Tax. Any and all payments by the Buyer to or for the account of the Seller pursuant to this Agreement shall be made free and clear of, and without deduction for, any and all taxes, excluding U.S. withholding taxes imposed on the portion of the Earn-Out Amount allocated to the Intellectual Property and Patent pursuant to the Allocation Schedule (“U.S. Withholding Taxes”). If the Buyer shall be required under applicable tax law to deduct U.S. Withholding Taxes from any payment of the Earn-Out Amount, (i) the Buyer shall make such deductions and (ii) the Buyer shall pay the full amount deducted to the relevant tax authority in accordance with applicable law. All such withheld amounts shall be treated as delivered to the Seller hereunder.

Section 1.07 Third-Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of RUB Aluminium s.r.o., Všetatská 307, 277 15 Tišice Chrást, Středočeský kraj, Czech Republic or remotely by exchange of documents and signatures (or their electronic counterparts) simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing.

The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

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(ii) an assignment and assumption agreement in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) the Contract Manufacturing Agreement in the form of Exhibit C attached hereto (the “Contract Manufacturing Agreement”) and duly executed by Seller;

(iv) a certificate of the Managing Director of Seller certifying that (A) the Seller has full legal capacity and is duly incorporated and validly existing under the laws of their state of incorporation and is entitled to, has full capacity to, and is not restricted by any public, corporate or contractual obligation, by any judicial or administrative writ, to enter into and execute the Agreement, the Assignment and Assumption Agreement, the Contract Manufacturing Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, for which it has obtained all necessary consents of its bodies, and (B) the Managing Director is authorized to sign this Agreement and the other Transaction Documents; and

(v) IRS Form W-8BEN-E, duly executed by Seller;

(vi) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the Assignment and Assumption Agreement duly executed by Buyer;

(ii) the Contract Manufacturing Agreement duly executed by Buyer; and

(iii) a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, which authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

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(c) The Closing Payment shall be paid by the Buyer no later than 5 business days starting from the Closing Date.

(d) The Seller confirms that prior to the date of this Agreement it has prepared technical documentation related to the Purchased Assets as agreed by the Parties (“Technical Documentation”) which is saved on a cloud drive.

(e) After the Closing Payment is credited onto the Seller’s bank account and such transfer is confirmed by the Seller and/or its legal representative, the Seller’s legal representative shall, without undue delay, provide the Buyer’s legal representative with the encryption code and other necessary information for retrieving the Technical Documentation.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the Czech Republic. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Restricted Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order (except permits regarding possible use of the Products for military purposes; in such case section 5.09 of this Agreement applies); (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Restricted Business is bound or to which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

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Section 3.03 Financial Information. Complete copies of financial information consisting of the balance sheet of the Restricted Business as at November 30, 2023 and the income statement of the Restricted Business for the fiscal year ended December 31, 2022 and the eleven month period ended November 30, 2023 (the “Financial Information”) have been delivered to Buyer. The Financial Information fairly presents the financial condition of the Restricted Business as of the respective dates they were prepared and the results of the operations of the Restricted Business for the periods indicated. The balance sheet of the Restricted Business as of November 30, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Seller has no Liabilities with respect to the Restricted Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Restricted Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Restricted Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

Section 3.07 Title to Purchased Assets. Seller has good and valid title to all the Purchased Assets, free and clear of Encumbrances.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 3.09 Legal Proceedings; Governmental Orders.

(a) There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Restricted Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders against, relating to, or affecting the Restricted Business or the Purchased Assets.

Section 3.10 Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Restricted Business as currently conducted or the ownership and use of the Purchased Assets.

Section 3.11 Taxes. All material Taxes due and owing by Seller with respect to the Restricted Business have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All income and other material Tax Returns with respect to the Restricted Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

Section 3.12 Brokers. A finder’s fee is payable by Seller to [***]in an amount corresponding to [***] percent ([***]%) of the Purchase Price, to be paid at or around such time or times as Seller is paid under Section 1.04 hereof, all as further detailed in Section 3.12 of the Disclosure Schedules.

Section 3.13 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Infringement of the Patent. If Buyer becomes aware of any infringement of the rights related to the Patent, it shall inform the Seller without undue delay.

ARTICLE V
Covenants

Section 5.01 Confidentiality. From and after the Closing, the Parties shall, and shall cause their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Restricted Business, except to the extent that the other Party can show that such information: (a) is generally available to and known by the public through no fault of the other Party, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by the other Party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If any Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, it shall promptly notify the other Party in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that the respective Party shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information., provided, further, that, such protective order or reasonable assurance is not available with respect to information that Buyer is required to disclose under U.S. securities laws.

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Section 5.02 Non-Competition; Non-Solicitation.

(a) The Parties acknowledge the competitive nature of the Business and accordingly agree, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which the Parties consider to be a valuable asset, and in exchange for good and valuable consideration, that for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the business of designing, manufacturing, marketing or distributing radar speed detection products for the worldwide (the “Territory”) Restricted Business; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Restricted Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Restricted Business after the Closing), or any other Person who has a material business relationship with the Restricted Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b) Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(c) Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.03 No Trading; Public Announcements.

(a) Seller acknowledges that Buyer is a public company listed on a United States stock exchange and that confidential information provided by Buyer or on its behalf may constitute material, non-public information. Seller is aware that the securities laws of the United States and other relevant jurisdictions prohibit any person who has material, non-public information concerning the issuer of publicly traded securities from purchasing or selling such securities or from communicating such information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities. Seller covenants not to trade in securities of Buyer while in possession of non-public information regarding Buyer, this Agreement, the other Transaction Documents, or any other transactions contemplated between Seller and Buyer (collectively, “Non-Public Information”) nor to disclose any Non-Public Information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(b) Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within five (5) business days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within five (5) business days after its receipt thereof.

Section 5.05 Technical and Other Support. Seller agrees to cause [***]to travel to the offices of Buyer for a period of [***]to [***] weeks in [***]to assist with training and shop set up, including for sales, testing and customer service functions. Should Buyer request [***] to extend his trip beyond the time period set forth in the immediately preceding sentence, related travel and lodging expenses shall be covered by Buyer. Until such time, Seller agrees to use its best efforts to provide technical support to customers.

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Section 5.06 Right of First Refusal. Seller provides Buyer with a right of first refusal in case Seller decides to develop firearm projectile speed detecting, measuring and tracking products using radar-detecting microchips or related hardware or software in the future, under which Buyer has the exclusive right, for 30 calendar days following notice from Seller of Seller’s intention to develop such products, to determine whether it wishes to enter into an exclusive contract manufacturing agreement with Seller with respect to such products under the terms specified by Seller. If Buyer chooses not to exercise such right, or does not respond within such time period, Seller shall have the right to manufacture such products for its own account or for the account of a third party, but in the latter case not on terms more favorable to such third party than the terms offered to Buyer.

Section 5.07 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by the party upon which such Taxes and fees (including any penalties and interest) are imposed. Such party shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall reasonably cooperate with respect thereto as necessary).

Section 5.08 Registration of Patent. If any registration with U.S. Governmental Authority is required in regard to the Patent, the Buyer is obligated to ensure, at its own expense, that this is acquired in accordance with applicable law, whereas the Seller shall provide all necessary cooperation.

Section 5.09 Special Government Permits. Provided that any permit, consent, notice, declaration, or filing with or other action by any Governmental Authority is necessary in regard to possible use of the Products for military purposes, the Buyer is obligated to ensure, at its own expense, that these are acquired in accordance with applicable law, whereas the Seller shall provide all necessary cooperation.

Section 5.10 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Indemnification

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Seller’s aggregate liability for any Losses arising out of or in connection with this Agreement is limited to an amount of USD 1,488,000.00, provided, however, that the preceding limitation shall not apply to Losses arising out of or in connection with any claim relating to infringement of intellectual property. In no event and notwithstanding any other provisions under this Agreement, shall either Party be liable to the other Party for any consequential, incidental or indirect damages, including, but not limited to, lost profits, goodwill impairment, loss of production or similar damages or losses (whether direct, indirect or consequential). The limits in this clause shall not apply to damages resulting from gross negligence, willful misconduct or fraudulent conduct or bodily injury, death or any other compulsory liability under the governing law.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

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Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII
Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the expenses referenced in Section 3.13 shall be the sole responsibility of the Seller.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a internationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the seventh day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	RUB Aluminium s.r.o. Všetatská 307 277 15 Tišice Chrást Středočeský kraj Czech Republic Email: [***] Attention: [***]

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with a copy to:	[***] Email: [***] Attention: [***]

If to Buyer:	Optex Systems, Inc. 1420 Presidential Drive Richardson, TX 75081 U.S.A. Email: dschoening@optexsys.com Attention: Danny Schoening

with a copy to:	Hill Ward Henderson Email: roland.chase@hwhlaw.com Attention: Roland S. Chase

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

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Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Arbitration.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (United States of America) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) All disputes arising out of or in connection with this Agreement or the other Transaction Documents shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The language of arbitration shall be English and the place of arbitration shall be Paris, France.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

RUB ALUMINIUM S.R.O.

By
Ivo Urban
Acting Sole Managing Director

OPTEX SYSTEMS, INC.

By
Danny Schoening
President and CEO

Mikrometal s.r.o., Id - No: 18622682, with its registered seat at Ukrajinská 728/2, Vršovice, 101 00 Prague 10, Czech Republic, registered in the Commercial Register by the Municipal Court in Prague, Section C, Insert 4305, a Czech corporation, confirms that it has transferred to the Seller an exclusive, worldwide right to use the patent containing German patent number DE102019108741A1 (Rauschunterdrückungsvorrichtung für elektromagnetische Messsysteme, Radarmesssysteme und Verwendung desselben, owned by Dr. Dieter Girlich, Mikrometal s.r.o., and indie Semiconductor FFO GmbH (formerly Silicon Radar GmbH) (the “Patent”) for the remaining useful life of the Patent for the purpose of developing, manufacturing, marketing and distributing the Products and in connection with the Restricted Business, and hereby covenants and agrees that it shall not grant a license to any other party for the purpose of developing, manufacturing, marketing or distributing the Product in connection with the Restricted Business.

Mikrometal s.r.o.

By
Michal Rýdlo
Acting Sole Managing Director

disclosure schedules

[***]

Exhibit Includes Redactions

Certain information identified with brackets ([***]) has been excluded from this exhibit in accordance with Item 601(b) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

Master Contract Manufacturing Agreement

This Master Contract Manufacturing Agreement (the “Agreement”), is entered into as of January 18, 2024, by and between RUB Aluminium s.r.o., Id - No: 24293385, with its registered seat at Tišice – Chrást, Všeteská 307, 277 15, Czech Republic, registered in the Commercial Register by the Municipal Court in Prague, Section C, Insert 193727, a Czech corporation (“Co-Manufacturer”) and Optex Systems, Inc., with its principal place of business at 1420 Presidential Drive, Richardson, Texas, 75081, a Delaware corporation (“Buyer” and together with Co-Manufacturer, the “Parties,” and each a “Party”).

RECITALS

WHEREAS, Co-Manufacturer has been engaged in the business of developing, manufacturing, marketing and distributing the Speedtracker Mach radar systems, which are primarily used for bullet speed detection (collectively, the “Mach Products”), and associated products and accessories, including adapters (such products and accessories, collectively with the Mach Products, the “Products,” and such business, the “Business”);

WHEREAS, pursuant to that certain asset purchase agreement between Co-Manufacturer and Buyer, dated the day hereof (the “Asset Purchase Agreement”), Co-Manufacturer is selling and assigning to Buyer, and Buyer is purchasing and assuming from Co-Manufacturer, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth therein;

WHEREAS, the Parties intend for Co-Manufacturer to manufacture, program, and package specified Products for the Buyer in accordance with this Agreement and have therefore made delivery of executed counterparts of this Agreement a closing condition under the Asset Purchase Agreement.

* * *

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Finished Products.

(a) Production. Co-Manufacturer shall manufacture the products (the “Finished Products”) specified in Schedule 1, pursuant to (i) the terms and conditions set out in this Agreement, and (ii) subject to the pricing, quantity, production scheduling, and other business terms set out in Schedule 1 and in the purchase orders placed in accordance with Schedule 1 (“Purchase Orders”) to be delivered by Buyer to RUB from time to time hereunder (all such terms, collectively, the “Business Terms”). Buyer may, from time to time, introduce new Finished Products, subject to good faith negotiation and agreement between Co-Manufacturer and Buyer as to applicable Business Terms. Co-Manufacturer shall inform Buyer promptly in writing if for any reason it is not able to manufacture new product(s) in the quantities Buyer requires. Upon agreement between the Parties, (i) the new products contemplated by this Section will be deemed “Finished Products” for purposes of this Agreement, (ii) Schedule 1 will be deemed revised to add the new Finished Product, and (iii) other exhibits and Purchase Orders will be added or revised as required. Finished Products may also be removed from production upon agreement of the Parties, in which case Schedule 1, any Purchase Orders and any other applicable exhibits will be amended accordingly.

(b) Specifications. Except as otherwise agreed, Co-Manufacturer shall supply, at its own expense, all facilities, equipment, supplies, personnel, and technical information (along with technical information of Buyer if supplied by Buyer to Co-Manufacturer) to manufacture, program and package the Finished Products in accordance with the specifications for each Finished Product, which are set forth in Schedule 1 (the “Specifications”). Buyer may at any time amend the Specifications by giving 30 days’ prior written notice to Co-Manufacturer of such amendment unless otherwise mutually agreed. If Co-Manufacturer determines it will not be able to meet Buyer’s revised Specifications, then within 30 days, Co-Manufacturer shall so notify Buyer, and Buyer shall have the right to terminate the Agreement and any corresponding Purchase Orders (but only with respect to the applicable Finished Product affected by such amendment), or Buyer shall have the right to revert to the prior Specifications and this Agreement and any corresponding Purchase Orders will remain in force with respect to such Finished Product. In the event that Buyer’s amendments of the Specifications result in a change in Co-Manufacturer’s actual costs of production, the Parties shall negotiate in good faith an appropriate adjustment in the fees paid to Co-Manufacturer for the applicable Finished Product. The Specifications and any and all amendments or improvements thereto, shall, except to the extent the information therein is not protected by Section 12(a), remain the property of Buyer. All packaging labels for the Finished Products shall be provided or pre-approved by Buyer.

(c) Volume Forecasts. To assist Co-Manufacturer in meeting Buyer’s volume requirements, from time to time, Buyer shall provide Co-Manufacturer with a best estimate of Buyer’s production requirements for the next twelve (12) months. Co-Manufacturer will notify Buyer immediately if at any time it determines it will not have sufficient capacity to meet the production outlined in the forecasts. Neither Party will be liable if actual production volumes do not meet forecast numbers.

(d) Capacity and Capacity Allocation. Throughout the Term, Co-Manufacturer shall maintain the capacity and availability, and an adequate quantity of safety stock of Finished Products, Buyer Materials, and Non-Buyer Materials, to supply Buyer’s anticipated requirements of Finished Products (as communicated by Buyer to Co-Manufacturer in non-binding forecasts). If at any time during the Term of this Agreement Co-Manufacturer experiences an unscheduled interruption in the production of the Finished Products hereunder that is not due to actions by Buyer prohibited under this Agreement or omissions to act by Buyer if action was required under this Agreement or Force Majeure as set forth in Section 14 below, Co-Manufacturer shall indemnify Buyer and hold Buyer harmless from any damages and expenses arising out of the unscheduled interruption.

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2. Materials.

(a) Buyer Materials. If requested by Buyer in writing, Co-Manufacturer shall purchase from vendors specified by Buyer, a supply of raw materials or components (including packaging materials) that are unique to the Finished Products as identified by Buyer in such writing, and approved by Co-Manufacturer; provided that Co-Manufacturer shall not unreasonably withhold such approval (the “Buyer Materials”), sufficient to carry out all production under this Agreement and any Purchase Orders. For the sake of clarity, as of the date first set forth above, no Buyer Materials have been identified by Buyer. Co-manufacturer will use Buyer Materials solely to produce Finished Products hereunder. Co-Manufacturer will allocate sufficient space to store a supply of Buyer Materials adequate to meet Co-Manufacturer’s production obligations. Prices and fees according to Section 5 of this Agreement and Schedule 1 hereto shall be amended accordingly when Buyer requests the use of Buyer Materials.

(b) Non-Buyer Materials. Co-Manufacturer will provide all components (including Co-Manufacturer’s products, if applicable), raw materials, labeling, and packaging (other than the Buyer Materials, as defined above) required to produce Finished Products hereunder in accordance with the Specifications (“Non-Buyer Materials”) or acquire Non-Buyer Materials from vendors approved by Buyer in writing. Such Buyer’s approval shall not be unreasonably withheld. Such Non-Buyer Materials shall include radar-detecting microchips and related hardware and supporting software for specific use in the Finished Products. Co-Manufacturer will use its reasonable best efforts to timely obtain a sufficient supply of all Non-Buyer Materials necessary to produce the Finished Products as required herein at the lowest cost for the quality required to meet the Specifications. Buyer Materials and Non-Buyer Materials may be referred to together in this Agreement as “Materials.”

(c) Inventory Audits. At Buyer’s reasonable request from time to time, Co-Manufacturer will promptly conduct a full physical inventory or a spot inventory of Materials and Finished Products then in Co-Manufacturer’s possession or under its control, in accordance with policies and procedures to be mutually agreed upon in writing. Co-Manufacturer will promptly furnish the results of any such inventory to Buyer in such form and manner as Buyer may reasonably request.

3. Right of Inspection.

(a) From time to time during normal business hours and upon no less than ten (10) days’ prior notice (except in case of an emergency affecting the quality of Finished Products, in which case Buyer shall provide as much notice as reasonably practicable), Buyer shall have the right to inspect Co-Manufacturer’s plant and to review Co-Manufacturer’s records pertaining to the Finished Products (including Materials) and the services provided hereunder to the extent necessary to protect Buyer’s rights under this Agreement, to inspect the portions of Co-Manufacturer’s facilities that produce or handle Finished Products, and to inspect the Finished Products prior to delivery.

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(b) If such inspection and/or review reveals that the processes, procedures, or equipment used by Co-Manufacturer in performing its obligations hereunder fail to conform to the requirements of this Agreement (including Schedule 1 hereto), Co-Manufacturer shall immediately take appropriate corrective actions (which may include suspension of Co-Manufacturer’s services hereunder), at Buyer’s direction, until Co-Manufacturer can show to Buyer’s reasonable satisfaction that Co-Manufacturer’s non-conformities have been corrected to conform to the requirements of this Agreement (including Schedule 1 hereto).

(c) Buyer shall not be obligated to undertake any inspection or review and, whether or not Buyer inspects the Finished Products or Co-Manufacturer’s facilities, none of Co-Manufacturer’s obligations with respect to the Finished Products, including representations and warranties, shall be affected or released by Buyer’s inspection or acceptance of the Finished Products.

4. No Licenses.

(a) This Agreement shall not be construed to be or to contain an express or implied license by Buyer to Co-Manufacturer under any patents, patent applications, Buyer trademarks, trade name, label design, color combination, insignia, or other intellectual properties owned by Buyer, including without limitation those intellectual properties assigned to Buyer under the Asset Purchase Agreement, except that Co-Manufacturer shall be entitled to keep a copy of all documentation relating to Intellectual Property and Proprietary Information (as those terms are defined under the Asset Purchase Agreement) for the exclusive purposes of manufacturing the Finished Product under this Agreement. Co-Manufacturer agrees that it shall not use any such property of Buyer without Buyer’s prior written approval. Co-Manufacturer also agrees and acknowledges that Buyer is the owner of all trademarks and such other intellectual properties under which the Finished Products will be packaged. Co-Manufacturer represents, warrants and agrees that it shall not use packaging supplies provided by Buyer except for packing the Finished Products and that such packaging supplies shall not be sold, assigned, given, transferred to third parties, or otherwise disposed of without Buyer’s prior written consent, such consent not to be unreasonably withheld.

5. Price and Payment.

(a) Fees. Buyer shall pay Co-Manufacturer the fees stated in Schedule 1 for the Finished Products. These fees shall remain valid for the first [***] of manufactured units of Finished Products (and/or material kits for these products) and specified in Schedule 1, after which the Parties shall work in good faith to agree on an amendment to Schedule 1 considering the then-current prices of work and material.

(b) Invoices. Co-Manufacturer shall issue invoices to Buyer monthly in arrears for all fees incurred during the previous month, together with a written report detailing the quantity of Finished Products manufactured, stored, and shipped during such month. Buyer shall pay all properly invoiced amounts due to Co-manufacturer within 30 days after Buyer’s receipt of such invoice, except for any amounts disputed by Buyer in good faith. All payments hereunder must be in US dollars and made per Co-Manufacturer’s prior written instructions. Without prejudice to any other right or remedy it may have, Buyer reserves the right to set off at any time any amount owing to it by Co-Manufacturer against any amount payable by Buyer to Co-Manufacturer.

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(c) Continuous Improvement. Co-Manufacturer agrees to work jointly with Buyer to continually improve upon quality, cost, service, and customer and consumer related issues and opportunities pertaining to the Finished Product.

(d) Taxes.

(i) Amounts to be paid to Co-Manufacturer under this Agreement are inclusive of all taxes in respect of the Finished Products supplied by Co-Manufacturer hereunder (including withholding, sales, value-added, use, excise, or services tax). If a Tax is assessed or otherwise applicable in respect of the supply of the Finished Products hereunder, it shall be for the account of Buyer, and Buyer hereby agrees to pay such tax.

(ii) Any and all payments by the Buyer hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (“Taxes”). If the Buyer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable by the Buyer shall be increased as may be necessary so that after the Buyer has made all required deductions (including deductions applicable to additional sums payable under this Section 5(d)(ii)), the Co-Manufacturer receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Buyer shall make all such deductions, and (iii) the Buyer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Buyer shall indemnify the Co-Manufacturer for and hold it harmless against the full amount of Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5(d)(ii), imposed on or paid by the Co-Manufacturer and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.

6. Storage and Shipment, Ownership.

(a) Buyer shall arrange for pickup and delivery of the Finished Product by common carrier at Co-Manufacturer’s plant outside the United States pursuant to Co-Manufacturer ‘s reasonable written instructions. Buyer shall be responsible for the safe and proper loading of the Finished Product onto shipping vehicles. Buyer will maintain adequate and accurate shipping records in order that Finished Product lots on all shipments may be traced. Delivery shall be made FOB Co-Manufacturer’s plant (or as otherwise mutually agreed upon by Buyer and Co-Manufacturer) on such carriers, to such destinations, and in such quantities as may be mutually agreed upon by Buyer and Co-Manufacturerin writing. Title and risk of loss passes to Buyer or Buyer’s customer upon delivery and pick-up of the Finished Product by the common carrier at Co-Manufacturer’s plant outside the United States.

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7. Representations and Warranties; Quality Defects.

(a) Co-Manufacturer represents and warrants that all Finished Products and all Non-Buyer Materials incorporated by Co-Manufacturer into the Finished Products shall be:

(i) fully compliant with the Specifications and all applicable laws and regulations;

(ii) free from any defects in workmanship, materials, and design;

(iii) merchantable; and

(iv) fit for their intended purpose.

(b) Co-Manufacturer represents and warrants that Finished Products do not and will not infringe or misappropriate any third party’s patent, trade secret, or other intellectual property rights; provided that Co-Manufacturer makes no representations or warranties of non-infringement with respect to any Buyer Materials or other materials supplied by Buyer.

(c) If the Finished Product or any part thereof does not, for any reason, comply with the warranties set forth in this Agreement (“Unacceptable Product”), then in addition to any other remedies available to Buyer at law or in this Agreement:

(i) Buyer or its customers may refuse to accept delivery thereof and Co-Manufacturer shall not sell or otherwise dispose of such Unacceptable Product without Buyer’s prior written consent, which shall not be unreasonably withheld.

(ii) Buyer may dispose of Unacceptable Product in a manner as the circumstances may reasonably dictate and Co-Manufacturer shall reimburse Buyer for the costs of such disposition. If Buyer reasonably determines that Unacceptable Product is suitable only for disposal as waste, Co-Manufacturer shall replace all Unacceptable Product at no cost to Buyer and, in addition, reimburse Buyer for all reasonable costs of handling and/or disposal of Unacceptable Product.

8. Product Recall. If any governmental authority determines that any Finished Products are Unacceptable Product and a recall campaign is necessary, Buyer will have the right to implement such recall campaign and return Unacceptable Product to Co-Manufacturer or destroy such Unacceptable Product, as determined by Buyer in its reasonable discretion, at Co-Manufacturer’s sole cost and risk. If a recall campaign is implemented, then at Buyer’s reasonable option and Co-Manufacturer’s sole cost, Co-Manufacturer shall promptly replace any Unacceptable Products and provide such replacement Finished Products to Buyer or Buyer’s designee. Co-Manufacturer will be liable for all of Buyer’s costs associated with any recall campaign if such recall campaign is based upon a reasonable determination that the Finished Products fail to conform to the warranties set forth in this Agreement or applicable law.

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9. Term and Termination.

(a) This Agreement shall be effective as of the date first set forth above and shall continue through and including 31 December 2024 (the “Initial Term”) and any Renewal Terms, as defined below, unless sooner terminated in accordance with this Section 9. The Agreement may be renewed when agreed by both Parties for additional one-year terms (“Renewal Term”).

(b) Notwithstanding the foregoing or anything contained herein to the contrary, either Party may immediately terminate this Agreement or any Purchase Order if the other Party is in material breach of the Agreement or such Purchase Order. Except as otherwise specifically provided herein, termination of this Agreement shall not relieve the Parties of any obligation accruing with respect to this Agreement prior to such termination. For purposes of this Section 9(c), a “material breach” shall include but not be limited the following:

(i) a Party materially fails to comply with or to perform any provision or condition of this Agreement or any Purchase Order for ten (10) days after written notice thereof to such Party, or if such breach or default is of a nature that cannot be remedied within ten (10) days, failure by a Party to commence curing such breach or default within ten (10) days of written notice and to proceed thereafter with due diligence and good faith to complete the curing as soon as possible;

(ii) a Party becomes insolvent, is unable to pay its debts as they mature or is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws; or makes an assignment for the benefit of creditors; or is named in, or its property is subject to a suit for appointment of a receiver; or is dissolved or liquidated;

(iii) any representation or warranty made in this Agreement is materially breached, materially false, or misleading in any material respect.

(c) Either Party may terminate this Agreement if the other Party is unable to perform due to a continuing force majeure event, in accordance with and subject to the terms of Section 14.

(d) In addition, Buyer may terminate this Agreement if Co-Manufacturer or any product or service of Co-Manufacturer becomes the subject of adverse publicity, which in the reasonable judgment of Buyer is or is likely to be materially detrimental to Buyer or the intended purpose of the Agreement.

(e) In the event of termination, the non-defaulting Party shall be entitled to pursue any remedy provided in law or equity, including indemnification to the extent permitted in this Agreement, injunctive relief, and the right to recover any damages it may have suffered by reason of any material breach.

(f) If Co-Manufacturer fails to comply with any of its obligations three or more times in any consecutive 12-month period, such repeated failures shall in and of themselves constitute a material breach hereunder and shall constitute grounds for immediate termination, regardless of whether any such failures are cured.

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10. Survival. Co-Manufacturer’s representations and warranties under this Agreement and Sections 11, 12, 14, 15(b), 15(d) and 16 of this Agreement, and any other provision that reasonably should survive in order to give proper effect to its intent will survive the expiration or earlier termination of this Agreement.

11. Indemnification and Insurance.

(a) General Buyer Indemnification. Co-Manufacturer shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents, affiliates, successors, and permitted assigns against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees, and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by such indemnified party (collectively, “Losses”), arising out of or resulting from any claim of a third party arising out of or occurring in connection with the Finished Products or Co-Manufacturer’s negligence, willful misconduct, or breach of this Agreement. Co-Manufacturer shall not enter into any related settlement without Buyer’s prior written consent.

(b) General Co-Manufacturer Indemnification. Buyer shall indemnify, defend, and hold harmless Co-Manufacturer and its officers, directors, employees, agents, affiliates, successors, and permitted assigns against any and all Losses arising out of or resulting from any claim of a third party arising out of or occurring in connection with Buyer’s negligence, willful misconduct, or breach of this Agreement. Buyer shall not enter into any related settlement without Co-Manufacturer’s prior written consent.

(c) Intellectual Property Indemnification. Co-Manufacturer shall, at its expense, defend, indemnify, and hold harmless Buyer and any Indemnified Party against any and all Losses arising out of or in connection with any claim that the Finished Products infringe or misappropriate the patent, copyright, trade secret or other intellectual property right of any third party. Co-Manufacturer shall not enter into any settlement without Buyer’s prior written consent.

(d) Co-Manufacturer’s aggregate liability for any Losses arising out of or in connection with this Agreement is limited to an amount of USD [***]or to the price paid for Finished Products under this Agreement, whichever is lower; provided, however, that the preceding limitation shall not apply to Losses arising out of or in connection with any claim described in Section 11(c) above. In no event and notwithstanding any other provisions under this Agreement, shall either Party be liable to the other Party for any consequential, incidental or indirect damages, including, but not limited to, lost profits, loss of production or similar damages or losses (whether direct, indirect or consequential). The limits in this clause shall not apply to damages resulting from the gross negligence, willful misconduct or fraudulent conduct or bodily injury, death or any other compulsory liability under governing law.

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(e) Insurance. Co-Manufacturer shall maintain, throughout the Term and for a period of 180 days thereafter, at its expense and from a carrier satisfactory to Buyer:

(i) commercial general liability insurance (including product liability and vendors liability insurance) in a minimum amount of $[***] per occurrence, for bodily injury and property damage, and endorsed to provide contractual liability insurance in the amount specified above, specifically covering Co-Manufacturer’s obligations to indemnify Buyer pursuant to this Section 11; and

(ii) statutory workers’ compensation coverage meeting all European Union and Czech requirements including coverage for employers’ liability with limits of no less than $[***], including a waiver of subrogation in favor of Buyer.

Co-Manufacturer shall deliver to Buyer a certificate of insurance for the coverages required by this Agreement upon the execution of this Agreement and annually thereafter. The certificate shall specify that the insurer or Co-Manufacturer shall give Buyer at least thirty (30) days prior written notice by the insurer in the event of any cancellation, termination or material modification of coverage. The insurance certificates required under this subsection (c) shall designate Buyer as an additional insured. The insurance must be primary coverage without right of contribution from any other Buyer insurance. Insurance maintained by Buyer is for the exclusive benefit of Buyer and will not inure to the benefit of Co-Manufacturer.

12. Confidentiality.

(a) “Confidential Information” means all non-public or proprietary information that either Party treat as confidential, whether or not marked, designated or otherwise identified as “confidential,” including but not limited to the Specifications and all information such Party may receive from the other Party concerning the processing of, production of, marketing of, distribution of, selling of, strategic plans for, designs for, and quantities of the Finished Products, whether such information is conveyed orally or in written form (including without limitation by e-mail or other electronic communication) or by observation or in any other manner, and furthermore including without limitation any production output, sales volume, costing/financial information, productivity, research/developmental activities, location of manufacturing, or manufacturing processes used in the production of the Finished Products. Each Party’s Confidential Information shall be the exclusive and sole property of such Party.

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(b) Each Party shall treat the Confidential Information of the other Party as confidential, proprietary, and trade secret information of the other Party, shall keep all such Confidential Information strictly confidential and secret, and shall not divulge, communicate, or transmit it to third parties nor use it in any commercial manner, except for the limited purpose of processing and packaging the Finished Products solely and exclusively for Buyer hereunder. The Parties shall restrict disclosure of Confidential Information only to such directors, officers, employees, and advisors who need such information in order to perform the obligations imposed by this Agreement. During production of the Finished Products, Co-Manufacturer shall not allow access by third parties (other than its employees or service or maintenance providers, state authorities or agents) to the production line or packaging areas in its facility involved in producing the Finished Products without Buyer’s prior written consent. These obligations of confidentiality and limits on use of said information shall survive the termination or expiration of this Agreement for a period of three (3) years, except for information that constitutes a Party’s trade secrets, which shall remain confidential for as long as such information continues to qualify as trade secrets. Upon termination or expiration of this Agreement, each Party shall return or certify to the destruction of all Confidential Information to the other Party.

(c) The obligations of this Section 12 shall not apply to any information which (i) was generally available to the public at the time of disclosure to the receiving Party, (ii) becomes generally available to the public other than as a result of an action of the receiving Party subsequent to the disclosure to the receiving Party, (iii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party as demonstrated by the receiving Party’s written records, (iv) becomes available to the receiving Party from a source other than the disclosing Party without violating any obligation of confidentiality, or (v) is independently developed by the receiving Party without reference to the confidential information.

(d) In the event that any Party is required by applicable law to disclose all or any part of the Confidential Information, such Party will provide the other Party with prompt notice of such request so that the other Party may seek an appropriate protective order. If such a protective order is not obtained, the first Party agree to furnish only that portion of the Confidential Information that its counsel determines is legally required, and will provide a copy of any such Confidential Information to the other Party prior to disclosing it to a third party.

(e) Each Party acknowledges and agrees that money damages might not be a sufficient remedy for any breach or threatened breach of this Section 12 by it or its representatives. Therefore, in addition to all other remedies available at law (which neither Party waives by exercising any rights hereunder), the Parties shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach or threatened breach.

(f) Buyer acknowledges that Co-Manufacturer may from time to time produce products for third parties (“Other Customers”). Solely with respect to preventing disclosures to Other Customers by virtue of their inspections of Co-Manufacturer’s facilities, Co-Manufacturer shall satisfy its obligations under this Section 12 by restricting Other Customers’ access to Co-Manufacturer’s facilities in a manner substantially the same as any restrictions imposed upon Buyer under this Agreement; provided, however, that the foregoing shall not in any way diminish or mitigate Co-Manufacturer’s obligations to prevent the disclosure (whether verbally, in writing, or otherwise) of any of Buyer’s confidential and proprietary information to any third parties.

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(g) Unless otherwise required by applicable law or stock exchange requirements (based upon the reasonable advice of counsel), a Party shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such announcement.

13. Independent Contractor. Nothing contained herein shall be deemed or construed to create any agency, partnership or joint venture between Buyer and Co-Manufacturer. The operation of any equipment or machinery or devices used by Co-Manufacturer and the employment of labor to process, package, pack, code date, stencil, store, assemble, load, and deliver the Finished Product shall be the sole responsibility of Co-Manufacturer. All activities by Co-Manufacturer under the terms of this Agreement shall be carried on by Co-Manufacturer as an independent contractor and not as an agent for or employee of Buyer. Under no circumstances shall any employee of Co-Manufacturer be deemed or construed to be an employee of Buyer or any employee of Buyer be deemed or construed to be an employee of Co-Manufacturer.

14. Force Majeure. Neither Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such Party’s (the “Impacted Party”) failure or delay is caused by or results from the following force majeure events (“Force Majeure Event(s)”): (a) acts of God; (b) flood, fire, earthquake, hurricane, tropical storm or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or action; (e) embargoes or blockades in effect on or after the date of this Agreement; and (f) national or regional emergency. The Impacted Party shall give notice within three (3) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue.

The Impacted Party shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of fifteen (15) days following written notice given by it under this Section 15, the other Party may thereafter terminate this Agreement upon ten (10) days’ written notice.

15. Miscellaneous.

(a) Co-Manufacturer may not assign any of its rights or delegate any of its obligations under this Agreement to another party (including, but not limited to, the manufacturing/processing/packaging of the Finished Product by a third party other than Co-Manufacturer) without the prior written consent of Buyer. Any purported assignment or delegation in violation of this Section 15(a) shall be null and void. Any such consent by Buyer does not relieve Co-Manufacturer of any obligations hereunder including, but not limited to, its obligations to indemnify under Section 11 above. This Agreement shall inure to the benefit of Buyer and Co-Manufacturer and to their respective permitted successors, assigns or affiliates. In the event of a transfer of ownership (by sale, merger, etc.) by Co-Manufacturer, including without limitation the proposed sale by Co-Manufacturer of its business or assets that produce the Finished Product, Buyer shall be given 90 days’ advance notice of such transfer or sale and, upon receipt of said notice, shall have, in its sole discretion, the right to transfer to another co-manufacturer or terminate this Agreement and any Purchase Orders immediately, all without penalty.

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(b) All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a internationally recognized overnight courier (receipt requested); (iii) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (iv) on the seventh day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice given in accordance with this Section 16(b)):

If to Co-Manufacturer:

RUB Aluminium s.r.o.

Všetatská 307

277 15 Tišice Chrást

Středočeský kraj

Czech Republic

Email: [***]

Attention: [***]

With a copy to:

[***]

Email: [***]Attention: [***]

If to Buyer:

Optex Systems, Inc.

1420 Presidential Drive

Richardson, TX 75081

U.S.A.

Email: dschoening@optexsys.com

Attention: Danny Schoening

With a copy to:

Hill Ward Henderson

Email: roland.chase@hwhlaw.com

Attention: Roland S. Chase

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(c) This Agreement shall be governed by and construed in accordance with the internal laws of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of Delaware or any other jurisdiction).

(d) All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The language of arbitration shall be English and the place of arbitration shall be Paris, France.

(e) If any provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or render such provision invalid or unenforceable in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the court may modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(f) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

(g) No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(h) This Agreement, together with all related exhibits and schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

16. Dispute Resolution.

(a) The Parties shall attempt in good faith to resolve any dispute arising under this Agreement or any Purchase Order by negotiation and consultation between themselves. If such dispute is not resolved on an informal basis within thirty (30) business days after the commencement of negotiations, either Party may initiate mediation proceedings as set forth below.

(b) If the Parties cannot resolve the dispute within the time period set forth above, the Parties may submit the dispute to any mutually agreed mediation service for mediation. The Parties shall cooperate with each other in selecting a mediation service, and shall cooperate with the mediation service and with each other in selecting a neutral mediator and in scheduling the mediation proceedings. The mediator’s fees and expenses and the costs incidental to the mediation will be shared equally between the Parties.

(c) If the Parties cannot resolve any dispute for any reason, including, but not limited to, the failure of either Party to agree to enter into mediation or agree to any settlement proposed by the mediator, within thirty (30) days after submission to mediation, either Party may commence an arbitration proceedings pursuant to Section 15(d) above.

[signature page follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

RUB ALUMINIUM S.R.O.

By
Ivo Urban
Managing Director

OPTEX SYSTEMS, INC.

By
Danny Schoening
President and CEO

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schedule 1

FINISHED PRODUCTS, SPECIFICATIONS, AND BUSINESS TERMS

The list of Finished Products under the Co-Manufacturing Service Agreement is as follows:

●	Speedtracker Mach Products

●	Swing Adapters

●	Parabolic Adapters

●	ARCA Rail Adapters

The specifications for such Finished Products are as follows:

To be provided in accordance with Section 2.02(e) of the Asset Purchase Agreement by and among the Parties of even date herewith.

Per Unit Fees for such Finished Products are as follows:

Product	Per Unit Fee
Speedtracker Mach Products	USD [$***]
Swing Adapters	USD [$***]
Parabolic Adapters	USD [$***]
ARCA Rail Adapters	USD [$***]

Production Scheduling/Quantities:

[***] - [***]per month for [***]-[***]units projected for calendar year 2024

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